Exhibit 10.1

ICT Group, Inc. Incentive Plan

A.	Plan Objective

The ICT Group, Inc. Incentive Plan (the “Plan”) is designed to encourage results-oriented actions on the part of identified senior managers of ICT Group, Inc. (the “Company”). The Plan is intended to align financial rewards with the achievement of specific performance objectives.

B.	Eligibility

All management employees of the Company and its subsidiaries who are identified by the Compensation Committee of the Board (the “Committee”) and/or the Chief Executive Officer (the “CEO”) are eligible to participate in the Plan. The Administrator (as defined in Section 3 below) shall select the management employees who shall participate in the Plan (the “Participants”) in accordance with Section D below.

C.	Administration

The Plan shall be administered by the Committee with respect to employees who are officers of the Company (“Officers”), and the Plan shall be administered by the CEO with respect to all other management employees. The CEO may delegate his authority to administer the Plan to an individual or other committee. The term “Administrator” shall mean the Committee, as applied to Officers, and the CEO or an individual or committee to which authority has been delegated, as applied to all other employees.

All powers of the Administrator shall be executed in its sole discretion, in the best interest of the Company and its shareholders, not as a fiduciary to the Participants, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals. The Administrator’s management of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company and all employees of the Company, including the Participants and their respective beneficiaries.

D.	Participants, Target Awards and Performance Goals

Participants and Target Incentive Awards: At the beginning of each plan year designated by the Administrator (the “Plan Year”), the CEO shall submit in writing to the Committee for its consideration and approval the CEO’s recommendations regarding which employees (including Officers) the CEO is recommending be Participants in the Plan and the target incentive awards for each such Participant, which shall be expressed as a dollar amount, percentage of salary or otherwise. The Committee shall review such recommendations and promptly advise the CEO of its approval of, or changes to, such recommendations.

The Committee shall establish for each Officer a maximum award that may be paid for the Plan Year, which shall be expressed as a dollar amount, a percentage of salary or otherwise. The target awards will be based on a number of factors, including but not limited to:

•	Expected contribution to future Company performance and business impact

•	Past individual performance

•	Base salary level

•	Job level

•	Market competitiveness of the position

Performance Goals: At the beginning of each Plan Year, the CEO shall also recommend to the Committee performance goals for each Participant that must be met in order for an award to be payable with respect to the Plan Year. It is anticipated that these performance goals will take the form of an Annual Incentive Plan for Officers only and a Quarterly Incentive Plan for all Participants. The CEO shall establish in writing: (i) the performance goals that must be met; (ii) the threshold, target and maximum amounts that may be paid if the performance goals are met; and (iii) any other conditions that the CEO deems appropriate and consistent with the Plan. The CEO shall establish objective performance goals for each Participant related to the Participant’s business unit and/or the performance of the Company and its subsidiaries and affiliates as a whole, or any combination of the foregoing. The Committee shall review such recommendations and promptly advise the CEO of its approval of, or changes to, such recommendations. The Company shall notify each Participant of his or her target award and the performance goals for the Plan Year at the beginning of each Plan Year.

The objectively determinable performance goals shall be based on one or more of the following criteria related to the Participant’s business unit and/or the performance of the Company and its subsidiaries and affiliates as a whole, or any combination of the foregoing: earnings per share, net earnings, operating or other earnings, profits, revenues, net cash flow, financial return ratios, return on assets, return on equity, growth in assets, unit volume, sales, market share, product discovery or other scientific goals, regulatory approvals, or strategic business criteria consisting of one or more objectives based on meeting specified revenue and/or earnings goals, market penetration goals, geographic business expansion goals, cost targets, goals relating to acquisitions or divestitures, or strategic partnerships.

Each Participant will earn an award for a quarter and/or or a Plan Year based on the achievement of the performance goals established by the Administrator. The Committee may adjust, upward or downward, the award for each Officer under the Annual Incentive Plan based on the Committee’s determination of the Officer’s achievement of personal and other performance goals and other factors as the Committee determines.

E.	Payment of Incentive Awards

The Administrator shall certify and announce to the Participants the awards that will be paid by the Company following the final determination of the Company’s financial results for the quarter or the Plan Year. Payment of the awards certified by the Administrator shall be made in a single lump sum cash payment following the close of the quarter or Plan Year. Prior to the payment of any performance-based award under the Plan, the CEO shall certify that the performance goals and any other material terms were satisfied and attest thereto in writing to the Committee.

Participants must be actively employed by the Company at the time of the payment of the award to be eligible for an award from the Plan, except as described in subsections (i) and (ii) below. Participants who terminate employment prior to the time of payment of an award will not be eligible for any award payment, except as the Administrator may otherwise determine.

At the discretion of the Administrator:

(i) A Participant who dies during the Plan Year may be eligible for a prorated award based on the achievement of the performance goals for the Plan Year and appropriate adjustment as described in Section D. The prorated award will be calculated from the date when the Participant became eligible for the Plan to the date of death. Payment will be made in a single payment at the same time as all other incentive awards for the Plan Year are distributed. In the case of the death of a Participant, any award payable to the Participant shall be paid to his or her beneficiary named under the Company-sponsored life insurance plan. If no life insurance beneficiary is designated, the beneficiary will be the decedent’s estate.

(ii) A participant who leaves the Company under a Company-sponsored disability program, separation program (other than in the case of termination for cause) or other program approved by the Company may be eligible for a prorated award based on achievement of the performance goals for the Plan Year and appropriate adjustment as described in Section D. The awards will be calculated from the date when the Participant became eligible for the Plan to the effective date of separation. Payment will be made in a single payment at the same time as all other incentive awards for the Plan Year are distributed.

The Administrator may establish appropriate terms and conditions to accommodate newly hired and transferred employees.

F.	Changes to Performance Goals and Target Awards

For each Participant the Committee, upon the recommendation of the CEO, may adjust the performance goals and target awards under the Plan to reflect a change in corporate capitalization (such as a stock split or stock dividend), or a corporate transaction (such as a merger, consolidation, separation, reorganization or partial or complete liquidation), or to reflect equitably the occurrence of any extraordinary event, any change in applicable accounting rules or principles, any change in the Company’s method of accounting, any change in applicable corporate law, any change due to any merger, consolidation, acquisition, reorganization, stock split, stock dividend, combination of shares or other changes in the Company’s corporate structure or shares, or any other change of a similar nature.

In addition, in the event the CEO determines after the first six (6) months of a Plan Year that in light of existing business conditions and in order to continue to provide a performance incentive to the Participants for the remainder of the Plan Year, it is advisable to adjust upward or downward the performance goals or target awards under the Quarterly Incentive Plan for any Participant, the CEO shall first submit written recommendations to the Committee identifying those Participants for whom such adjustments are recommended and specifying for each such Participant the proposed adjusted goals and adjusted amount of incentive target award. In considering such recommendation from the CEO, the Committee shall take into consideration such factors as it deems appropriate and necessary. Such factors may include without limitation any of the following:

•	the current business conditions under which the Company is operating,

•	the financial performance of the Company during the first six (6) months of the Plan Year,

•	the expected financial performance of the Company for the remainder of the Plan Year,

•	the rate at which the Company is acquiring new clients or losing existing clients,

•	the acquisition or loss of a major customer,

•	the addition of new services or the discontinuance of other services offered by the Company,

•	the establishment of new operations in foreign countries or the withdrawal of operations from foreign countries, or

•	the impact of new laws on the Company’s business or the occurrence of any unusual or extraordinary event.

No such recommendations and adjustments shall be implemented unless and until approved by the Committee.

G.	Amendments and Termination

The Company may at any time amend or terminate the Plan by action of the Committee Without limiting the foregoing, the Company, by action of the Administrator, shall have the right to modify the terms of the Plan as may be necessary or desirable to comply with the laws or local customs of countries in which the Company operates or has employees.

H.	Miscellaneous Provisions

This Plan is not a contract between the Company and the Participants. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Participant any right to be retained in the employ of the Company or any of its subsidiaries. Nothing in the Plan, and no action taken pursuant to the Plan, shall affect the right of the Company to terminate a Participant’s employment at any time and for any or no reason. The Company is under no obligation to continue the Plan.

A Participant’s right and interest under the Plan may not be assigned or transferred, except as provided in Section E(i) of the Plan upon death, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the Plan to pay awards with respect to the Participant. The Company’s obligations under the Plan may be assigned to any corporation which acquires all or substantially all of the Company’s assets or any corporation into which the Company may be merged or consolidated.

The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of awards. The Company’s obligations hereunder shall constitute a general, unsecured obligation, awards shall be paid solely out of the Company’s general assets, and no Participant shall have any right to any specific assets of the Company.

The Company shall have the right to deduct from awards any and all federal, state and local taxes or other amounts required by law to be withheld.

The Company’s obligation to pay compensation as herein provided is subject to any applicable orders, rules or regulations of any government agency or office having authority to regulate the payment of wages, salaries, and other forms of compensation.

The validity, construction, interpretation and effect of the Plan shall exclusively be governed by and determined in accordance with the laws of the Commonwealth of Pennsylvania.